UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2013, Questcor Pharmaceuticals, Inc., a California corporation (“Questcor”), and its wholly-owned subsidiary (“Purchaser”), entered into the following agreements with Novartis AG, a corporation organized under the laws of Switzerland (“NAG”), and Novartis Pharma AG, a corporation organized under the laws of Switzerland (“NPHAG” and, together with NAG, “Novartis”):

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A License Agreement (the “License Agreement”), under which Purchaser acquired from Novartis a license (the “License”) to use certain intellectual property and know-how owned by Novartis to develop, market, manufacture, distribute, sell and commercialize Novartis’ Synacthen and Synacthen Depot products (the “Product”) for all uses in humans in the United States. Subject to certain conditions and limitations in the License Agreement, the License is exclusive, perpetual and irrevocable.

•

An Asset Purchase Agreement (the “APA”), under which Purchaser will acquire from Novartis (i) a license to use certain intellectual property and know-how owned by Novartis and (ii) certain assets, to develop, market, manufacture, distribute, sell and commercialize the Product in all the countries in the world, other than the United States and 13 European countries in which Novartis has previously granted rights to another third party, for all uses in humans (the “Asset Purchase”). Subject to certain conditions and limitations in the APA, the rights and assets acquired under the APA are exclusive, perpetual and irrevocable.

Collectively, the License Agreement and APA are referred to below as the “Agreements” and the License and Asset Purchase are referred to below as the “Transaction.”

The closing of the transactions contemplated by the License Agreement occurred concurrently with the execution thereof on June 11, 2013 (the “Effective Date”). Novartis has the right to terminate the License under certain circumstances, including if Questcor fails within time periods set forth in the License Agreement to achieve certain development milestones related to (i) conducting a pre-IND meeting with the United States Food and Drug Administration (the “FDA”) with respect to the Product, (ii) commencing a clinical trial with respect to the Product and (iii) submitting an NDA for the Product for filing with the FDA.

The rights under the APA will transfer to Purchaser within two years of the Effective Date so long as certain closing conditions are met (the “APA Closing Date”). Novartis has the right to terminate the rights granted to Purchaser and recover the assets for a specific country if Purchaser fails to obtain the necessary regulatory approvals for such country or fails to make the Product available in such country for a period of time following the transfer of the applicable marketing authorization.

In consideration for the License and Asset Purchase, Questcor paid Novartis an upfront cash payment of $60 million on the Effective Date and agreed to pay annual cash payments of $25 million on each of the first, second and third anniversaries of the Effective Date, an additional annual cash payment on each anniversary subsequent to the third anniversary until Questcor obtains the first approval of the FDA related to the Product (the “FDA Approval”), and a milestone payment upon Questcor’s receipt of the FDA Approval. If Questcor successfully obtains the FDA Approval, Questcor will pay an annual royalty to Novartis based on a percentage of the net sales of the Product in the United States market until the maximum payment described below is met. Under the terms of the Agreements, Questcor is required to pay each of the first three annual payments, which are secured by a letter of credit, but may, in certain circumstances, be excused from the remaining payments. In no event will the total payments to Novartis under the Agreements be less than $135 million nor exceed $300 million.

As of June 7, 2013, prior to giving effect to the Transaction, Questcor had $218.9 million in cash, cash equivalents and short-term investments. As discussed above, Questcor has paid $60 million in upfront consideration. Additionally, as discussed in item 2.03 below, Questcor has granted a security interest in $75 million of cash to secure a letter of credit in connection with the Transaction.

In connection with the Transaction, Novartis agreed to provide certain sales, distribution and manufacturing support services for the Product for those non-United States markets in which Novartis currently sells the Product for a limited period of time following the APA Closing Date, and the parties entered into a supply agreement under which Novartis agreed to manufacture and supply, either directly or indirectly through a third party, the Product to Purchaser for those non-United States markets in which Novartis currently sells the Product for a limited period of time following the APA Closing Date.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which will be filed as an exhibit to Questcor’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2013. The Company intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Agreements. The omitted material will be included in the request for confidential treatment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Agreements, Questcor is obligated to pay Novartis future consideration of not less than $75 million. This minimum future payment amount has been secured through the issuance by Union Bank of a letter of credit in the amount of $75 million. Questcor has granted Union Bank a security interest in $75 million of cash collateral in connection with the bank’s issuance of the letter of credit. As disclosed in Item 1.01 above, Questcor may be required to make other future payments to Novartis under the Agreements. A summary of the material terms of the Agreements and the transactions contemplated thereunder is set forth in Item 1.01 above and is incorporated herein by reference.

Item 8.01	Other Events.

On June 11, 2013, Questcor issued a press release announcing the closing of the transactions contemplated by the Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2013	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer, and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on June 11, 2013.